SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549




                               FORM 8-K




                            CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934




                           February 17, 1995




                            IMC GLOBAL INC.
          (Exact name of registrant as specified in charter)



   Delaware                      1-9759                 36-3492467
(State or other jurisdiction    (Commission          (IRS Employer
    of incorporation)           File Number)     Identification No.)

   2100 Sanders Road, Northbrook, IL                           60062
(Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code     (708) 272-9200
















Item 5.  Other Events

    The following is the text of a press release electing an additional director to the Board.

    NORTHBROOK, IL., February 17, 1995 -- IMC Global Inc. (NYSE symbol: IGL) announced today that its Board of Directors has elected David B. Mathis, 56, to the Company's Board. His election, which increases the Board's size to nine, is effective immediately.

    Mathis is currently Chairman and Chief Executive Officer of
Kemper Corporation.

    "David Mathis is a welcome addition to IMC Global's Board of Directors," said Wendell F. Bueche, chairman and chief executive officer. "His sound judgment, international business experience and financial services expertise will further strengthen both the Board and the Company."

    Mathis joined the Kemper organization in 1956 as a Kemper Scholar and in 1960 became a full-time employee in the Company's San
Francisco office. He was appointed assistant manager of European operations for Kemper Reinsurance Company in 1970 and in 1978 was elected President of Kemper International Insurance Company.

    In 1979, Mathis was named Vice President and Manager of Kemper's national/international department. He was elected President and Chief Executive Officer of Kemper Reinsurance Company in 1982 and was named Chairman in 1985. Mathis was elected to the Board of Kemper Corporation in January 1989 and was elected Executive Vice President of the insurance services group in May of that year. He was elected Chief Executive Officer and Chairman, effective February 1, 1992.

    Mathis is on the Board of Trustees at Lake Forest College and is an Advisory Board member of the J. L. Kellogg Graduate School of Management of Northwestern University. He also serves on the Board of Directors of Evanston Hospital Corporation and the Board of Trustees of the Chicago Symphony Orchestra. He holds a bachelor's degree from Lake Forest College.

    IMC Global is one of the world's leading producers of crop nutrients for agriculture. It mines and processes potash in the United States and Canada, and is a joint-venture partner in IMC-Agrico Company, the nation's largest producer, marketer and distributor of phosphate crop nutrients. The Company also produces sulphur and oil through other joint-venture operations.





















                           SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                  IMC GLOBAL INC.



                                  By
                                     ___________________________
                                     Marschall I. Smith
                                     Senior Vice President, Secretary
                                     and General Counsel


January 17, 1995